Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Country of Incorporation
Nova Measuring Instruments, Inc.	Delaware, U.S.
Nova Measuring Instruments K.K.	Japan
Nova Measuring Instruments Taiwan Ltd.	Taiwan
Nova Measuring Instruments Korea Ltd.	Korea
Nova Measuring Instruments GmbH	Germany
ReVera Incorporated*	Delaware, U.S.

* ReVera Inc., a wholly-owned subsidiary of Nova Measuring Instruments, Inc., was merged with and into its parent company, Nova Measuring Instruments, Inc., effective as of December 31, 2017.